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                                                                   EXHIBIT 99(a)

                               [AMETEK LETTERHEAD]





Contact:   William J. Burke (610) 889-5249

                  AMETEK ANNOUNCES VESTING OF RESTRICTED STOCK

Paoli, PA, August 19, 2003 -- AMETEK, Inc. (NYSE: AME) today announced that restricted stock granted to Frank Hermance, its Chairman and Chief Executive Officer, has vested. On December 15, 2000, with its stock price at $24.50, AMETEK's Board of Directors granted 150,000 shares of restricted stock to Mr. Hermance. In accordance with the terms of that grant, this stock vested today as a result of AMETEK's stock price closing at or above $40 per share for five consecutive trading days.

Vesting of the restricted stock accelerates recognition of the associated deferred compensation expense. As a result of this non-cash expense, third quarter net income will be reduced by $2.1 million, or $.06 per diluted share. Due to the uncertain timing of this event and its one-time nature, this expense has not been included in any of the Company's previous guidance for the quarter or the full year. Including this one-time expense, the Company now expects to earn $.64 per diluted share for the third quarter of 2003, down from its previous guidance of $.70 per diluted share.

CORPORATE PROFILE

AMETEK IS A LEADING GLOBAL MANUFACTURER OF ELECTRONIC INSTRUMENTS AND ELECTRIC MOTORS WITH 2002 SALES OF MORE THAN $1 BILLION. AMETEK'S CORPORATE GROWTH PLAN IS BASED ON FOUR KEY STRATEGIES: STRATEGIC ACQUISITIONS & ALLIANCES, GLOBAL & MARKET EXPANSION, NEW PRODUCTS, AND OPERATIONAL EXCELLENCE. ITS OBJECTIVE IS DOUBLE-DIGIT PERCENTAGE GROWTH IN EARNINGS PER SHARE OVER THE BUSINESS CYCLE AND A SUPERIOR RETURN ON TOTAL CAPITAL. THE COMMON STOCK OF AMETEK IS A COMPONENT OF THE S&P MIDCAP 400 INDEX AND THE RUSSELL 1000 INDEX.

FORWARD-LOOKING INFORMATION

Statements in this news release that are not historical are considered "forward-looking statements" and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK's Securities and Exchange Commission filings.

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